Exhibit 31.4

I, Michael J. Bilerman, certify that:

1	I have reviewed this annual report on Form 10-K/A of Tanger Properties Limited Partnership for the year ended December 31, 2022; and

2	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

Date:	June 29, 2023

/s/ Michael J. Bilerman
Michael J. Bilerman
Executive Vice President, Chief Financial Officer, Chief Investment Officer and Secretary
Tanger Factory Outlet Centers, Inc., sole general partner of Tanger Properties Limited Partnership